Exhibit 99.2

Callon Petroleum Company Announces Closing of Gulf of Mexico Divestiture and Permian Storm Update

Natchez, MS (December 5, 2013) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that it closed the previously announced sale of its interests in the Medusa field, Medusa Spar, LLC and substantially all of its Gulf of Mexico shelf assets for total net cash consideration of $88 million, after customary purchase price adjustments made for an effective date of July 1, 2013. The proceeds from the sale will be used to fund the previously announced partial redemption of the Company’s Senior Notes due 2016, reduce outstanding borrowings under its credit facility and for other general corporate purposes.

Callon also provided an update regarding the impact of recent severe weather on its Permian operations. The Company experienced approximately five days of production disruptions at its key producing fields last week due to electricity outages. All of the fields are currently producing at 90% to 100% of operational capacity. However, Callon’s ability to place three new horizontal wells on production and implement submersible pumps on four existing horizontal wells as scheduled may be impacted by the availability of trucking capacity used for offtake and the impact of another storm currently in the Permian Basin. As a result, the Company is lowering its full-year 2013 production guidance for Permian operations to 2,150 - 2,250 barrels of oil equivalent per day (“boepd”), a reduction of approximately 4% from the midpoint of the production guidance range that was previously provided. In addition, total Company production guidance, including divested Gulf of Mexico operations, is being reduced to 3,800 - 3,900 boepd to reflect the updated Permian guidance and the realized timing of closing for the transaction discussed above, including an early close of a substantial portion of the transaction in early November 2013.

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the top of the homepage.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These projections and statements reflect Callon’s current views with respect to future events and financial performance, including the impacts of adverse weather. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

For further information contract
Joe Gatto, 1-800-451-1294